Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT OF

STEVEN REINHARZ

THIS AMENDMENT NO. 1 dated July 1, 2021 (this “Amendment”) is made to the Employment Agreement (the “Employment Agreement”), dated as of April 9, 2021, by and between Mr. Steven Reinharz (the “Executive”), and Artificial Intelligence Technology Solutions Inc., a Nevada corporation having its principal office at 1 East Liberty, 6th Floor, Reno, Nevada 89501 (the “Company”) and shall be effective as of July 1, 2021 (the “Effective Date”).

A.   Executive is integral to the short-term and long-term success of the Company.

B.   The Board of Directors believe it is in the best interests of the Company to reward the Executive when the Company achieves specific identified targets selected by the Board of Directors or the Compensation Committee from time to time.

C.   This Amendment specifies the objectives to be achieved by the Company and the related rewards to be granted to Executive.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the parties wish to amend the Employment Agreement as follows:

1.   Section 2.3 of the Employment Agreement is amended and restated as follows:

2.3. Grants of Awards.

The Executive shall be granted the following awards if the specified objectives are achieved:

Objective #1:	The price per share of common stock has increased in value to an average of Thirty Cents ($0.30) for ten (10) days in a thirty (30) day trading period.

Award #1:	Ten million (10,000,000) shares/options/warrants

If a Company Stock Plan is adopted, the Executive may elect to exercise Award #1 on a cash or cashless basis at an exercise price of Fifteen Cents ($0.15) per share.

Objective #2:	The price per share of common stock has increased in value to an average of Fifty Cents ($0.50) for ten (10) days in a thirty (30) day trading period.

Award #2:	Thirty million (30,000,000) shares/options/warrants.

If a Company Stock Plan is adopted, the Executive may elect to exercise Award #1 on a cash or cashless basis at an exercise price of Twenty-Five Cents ($0.25) per share.

Objective #3:	Sales in any fiscal quarter exceed the total sales in fiscal year 2021 for the first time.

Award #3:	Five hundred (500) shares of Series G preferred stock.

Objective #4:	One hundred fifty (150) devices are deployed in the marketplace.

Award #4:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #5:	Year-to-date sales at any point in fiscal year 2022 exceed One Million Dollars ($1,000,000).

Award #5:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #6:	The price per share of common stock has increased to and maintains a price of Ten Cents ($0.10) or more for ten (10) days in a thirty (30) day period.

Award #6:	Two hundred fifty (250) shares of Series G preferred stock.

Objective #7:	The price per share of common stock has increased to and maintains a price of Twenty Cents ($0.20) or more for ten (10) days in a thirty (30) day period.

Award #7:	Five hundred (500) shares of Series G preferred stock.

Objective #8:	The RAD 3.0 products are launched into the marketplace by November 30, 2022.

Award #8:	Five hundred (500) shares of Series G preferred stock.

Objective #9:	RAD receives an order for fifty (50) units from a single customer.

Award #9:	Five hundred (500) shares of Series G preferred stock.

2.         Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Employment Agreement remain unchanged and in full force and effect.

3.         This Amendment may be executed in one or more counterparts, and by the different parties to this Amendment separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(signatures follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”

Artificial Intelligence Technology Solutions, Inc.	Steven Reinharz

By:	/s/ Steve Reinharz	/s/ Steve Reinharz
Name:	Steve Reinharz
Title:	CEO

July 12, 2021